EXHIBIT 99.6

GLOBAL YATIRIM HOLDING ANONIM ŞIRKETI
10 FEBRUARY 2012

Notice of Change to Clearing Systems Relating to the
U.S.$40,119,000 11.00% Notes due 2017
Issued by Global Yatırım Holding Anonim Şirketi

For the Regulation S Notes (as defined in the Offering Memorandum, as defined below):
ISIN: XS0725354566 and Common Code: 072535456

For the Rule 144A Notes (as defined in the Offering Memorandum):
ISIN: US37952QAA04* and CUSIP: 37952Q AA0*

Reference is made to the U.S.$40,119,000 11.00% Notes due 2017 (the “Notes”) issued by Global Yatırım Holding Anonim Şirketi (the “Issuer”) on 30 December 2011 in connection with the Issuer’s exchange offer.

All of the Notes were issued in exempt transactions pursuant to Rule 802 of the United States Securities Act of 1933, as amended (the “Securities Act”), and included in the aggregate principal amount of the Regulation S Notes. The Regulation S Notes are represented by beneficial interests in a permanent global certificate in fully registered form without interest coupons (the “Unrestricted Global Certificate”) with ISIN: XS0725354566 and Common Code: 072535456. The Unrestricted Global Certificate was deposited with Deutsche Bank AG, London Branch as common depositary for, and in respect of interests held through, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”).

None of the Notes were issued in reliance on Rule 144A under the Securities Act. The security codes related to the Rule 144A Notes (ISIN: US37952QAA04 and CUSIP: 37952Q AA0) have been cancelled, and the Rule 144A Notes will not clear through The Depository Trust Company. Accordingly, only the descriptions in the offering memorandum dated 28 December 2011 (the “Offering Memorandum”) of the book-entry clearing systems of Euroclear and Clearstream, Luxembourg are relevant for the Notes.

For more information contact:
Attention: Investor Relations
Global Yatırım Holding Anonim Şirketi
Rihtim Caddesi
Karaköy, 34425
Istanbul, Turkey
Tel.: +90 212 244 60 00
Fax : +90 212 244 61 61
Email: investor@globalyatirim.com.tr

* The security codes for the Rule 144A Notes are no longer valid, as discussed in this notice.

DISCLAIMER

There is no intention to register any portion of the Notes offering in the United States or to conduct a public offering of the Notes in the United States. The Notes have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to or for the account or benefit of U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Your right to access this service is conditional upon complying with the above requirement.